Exhibit 10.11

EXECUTION VERSION

SECOND AMENDMENT TO CREDIT AGREEMENT

This SECOND AMENDMENT TO CREDIT AGREEMENT (this “Amendment”) is entered into as of December 28, 2020, among ARHAUS, LLC, a Delaware limited liability company (the “Company”), the Subsidiaries of the Company party hereto as “Borrowers” (the Company, together with such subsidiaries each, a “Borrower” and individually and collectively, jointly and severally, the “Borrowers”), the Subsidiaries of the Company party hereto as Guarantors (each, a “Guarantor” and collectively, the “Guarantors”), the Lenders party hereto, and WINGSPIRE CAPITAL LLC, as administrative agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, the “Administrative Agent”).

RECITALS

WHEREAS, the Borrowers, the Guarantors, the Lenders party thereto, and the Administrative Agent, are parties to that certain Credit Agreement dated as of June 25, 2020 (as amended, restated, supplemented, or otherwise modified prior to the date hereof, the “Credit Agreement”); and

WHEREAS, the Borrowers have requested that the Administrative Agent and the Lenders agree to amend certain of the terms and conditions of the Credit Agreement, as more particularly set forth herein; and

WHEREAS, the Administrative Agent and the Lenders party hereto have agreed to such amendments, subject to and on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the agreements herein contained and other good and valuable consideration, the parties agree as follows:

1.     Defined Terms. Capitalized terms used in this Amendment which are defined in the Credit Agreement shall have the same meanings as defined therein, unless otherwise defined herein.

2.     Amendments. Subject to the satisfaction (or waiver in writing) of all conditions precedent set forth in this Amendment, the Credit Agreement is hereby amended as follows:

(a)     Exhibit B to the Credit Agreement is amended and restated in its entirety and replaced by Exhibit B attached to this Amendment.

(b)     Section 1.1 of the Credit Agreement is amended by inserting the following new defined terms, in appropriate alphabetical order:

“Credit Card Formula Amount” means, an amount equal to 90% times the product of (a) the face amount of the average daily Eligible Credit Card Receivables generated on each day for the immediately preceding 30-day period (calculated as of the end of each day during such period) multiplied by (b) the Credit Card Multiplier with respect to such Eligible Credit Card Receivables.

“Credit Card Multiplier” means, with respect to Credit Card Receivables owed by any Credit Card Issuer, an amount determined by the Administrative Agent from time to time to reflect the average number of settlement days with respect to such Credit Card Issuer. As of the Second Amendment Effective Date, the Credit Card Multiplier with respect to (a) Visa and Mastercard equals 1.5, (b) American Express equals 3, (c) Discover equals 2.5, and (d) the Arhaus Private Label Card equals 2.

“Liquidity” means, at any time of determination, the sum of (a) Availability plus (b) unrestricted cash of the Loan Parties maintained in one or more Controlled Accounts of the Loan Parties, which Controlled Accounts are subject to Administrative Agent’s first-priority perfected security interest.

“Second Amendment Repurchase” means the repurchase by the Company of 1,250,000 Class A Preferred Units of the Company from Homeworks Holding, Inc. and 1,250,000 Class B Preferred Units of the Company from FS Arhaus Holding, Inc. so long as (a) no Default or Event of Default has occurred and is continuing or would result from such repurchase, (b) the aggregate amount paid by the Company for such repurchase shall not exceed $42,106,000, (c) Liquidity on the date of such repurchase and for each of the 30 days immediately preceding such payment shall be greater than or equal to $45,000,000, (d) the Second Lien Satisfaction Date shall have occurred before the making of such repurchase, and (e) such repurchase is made no later than December 31, 2020.

“Second Amendment Effective Date” means December 28, 2020.

“Second Lien Deferred Exit Fee” means the exit fee payable pursuant to Section 2.7(d) of the Second Lien Credit Agreement after payment in full of the principal amount of the Loans under the Second Lien Credit Agreement.

(c)     The definition of “Availability Reserves” contained in Section 1.1 of the Credit Agreement is amended to delete clause (b) and insert the following in lieu thereof:

(b)     potential dilution and other reserves with respect to Credit Card Receivables;

(d)	The definition of “Borrowing Base” contained in Section 1.1 of the Credit Agreement is amended and restated in its entirety as follows:

“Borrowing Base” means, as at any date of determination thereof, an amount equal to the sum of:

(a)     the Credit Card Formula Amount; plus

(b)     the lesser of (i) 65% of the value of Eligible Inventory (without duplication, net of applicable Inventory Reserves and excluding Eligible In-Transit Inventory) at such date and (ii) 90% of the NOLV of the value of Eligible Inventory (other than Eligible In-Transit Inventory) at such date; plus

(c)     the least of (i) 65% of the value of Eligible In-Transit Inventory (without duplication, net of applicable Inventory Reserves) at such date, (ii) 65% of the NOLV of the value Eligible In-Transit Inventory at such date, and (iii) $3,500,000; plus

(d)     the lesser of (i) $7,500,000 and (ii) the amount of unrestricted cash of the Borrowers held in a Controlled Account to the extent the aggregate balance of Borrowers’ cash held in one or more Controlled Accounts is in excess of $25,000,000; minus

(e)     all Availability Reserves.

For purposes hereof (including the calculation of the Credit Card Formula Amount), in determining the amount to be so included, (1) the face amount of a Credit Card Receivable shall be reduced by, without duplication, to the extent not reflected in such face amount, the amount of all accrued and actual discounts, claims, credits or credits pending, promotional program allowances, price adjustments, finance charges or other allowances (including any amount that a Borrower may be obligated to rebate to a customer, a Credit Card Issuer or Credit Card Processor pursuant to the terms of any agreement or understanding (written or oral)) and (2) the value of Eligible Inventory or Eligible In-Transit Inventory shall be determined on a lower of cost or market basis with cost determined on a weighted-average cost method and market determined based on the estimated net realizable value, in each case, in accordance with GAAP.

(e)     The definition of “Cash Dominion Trigger Event” contained in Section 1.1 of the Credit Agreement is amended and restated in its entirety as follows:

“Cash Dominion Trigger Event” means any of (a) the occurrence of an Event of Default, (b) Liquidity being less than $15,000,000 at any time, or (c) Consolidated EBITDA being less than $15,000,000 as of the end of any fiscal month.

(f)     The definition of “Cash Dominion Trigger Period” contained in Section 1.1 of the Credit Agreement is amended and restated in its entirety as follows:

“Cash Dominion Trigger Period” means the period commencing on the first date that that Administrative Agent notifies the Borrowers that a Cash Dominion Trigger Event has occurred and continuing until the date that (a) no Event of Default shall be continuing, (b) Liquidity is greater than or equal to $15,000,000 for a period of at least 30 consecutive calendar days, and (c) Consolidated EBITDA is greater than or equal to $15,000,000 as of the end of the most recently ended fiscal month for which financial statements have been delivered pursuant to Section 6.1.

(g)     The definition of “Change of Control” contained in Section 1.1 of the Credit Agreement is amended and restated in its entirety as follows:

“Change of Control” means an event or series of events by which:

(a) Permitted Holders (together with their Affiliates, and in the case of any individual shareholders, such Person’s spouse, domestic partner, lineal descendant, sibling, parent or heirs) and (y) any trust, the beneficiaries of which include such individual shareholder and do not include any other Person other than Persons listed in this clause (a)) shall fail to own, directly or indirectly, more than 50% of the aggregate ordinary voting power or economic interests represented by the issued and outstanding Equity Interests of the Company on a fully diluted basis;

(b) a majority of the seats (other than vacant seats) on the board of directors (or equivalent governing body) of the Company shall at any time be occupied by Persons who were neither (i) nominated, approved or appointed by the board of directors (or equivalent governing body) of the Company nor (ii) nominated, approved or appointed by individuals so nominated, approved, or appointed;

(c) the Company shall fail to own, directly or indirectly, free and clear of all Liens or other encumbrances (other than Liens created pursuant to any Loan Document), 100% of the aggregate ordinary voting power and economic interests represented by the issued and outstanding Equity Interests of each of its Subsidiaries (or such lesser percentage as may be owned, directly or indirectly, as of the Closing Date or the later acquisition thereof) except where such failure is as a result of a transaction permitted by the Loan Documents;

(d) any change in control (or similar event, however denominated) with respect to any Loan Party or any of its Subsidiaries shall occur under and as defined in the Second Lien Credit Agreement or any indenture or agreement in respect of Indebtedness in an outstanding principal amount in excess of the Threshold Amount to which any Loan Party or any of its Subsidiaries is a party; or

(e) the occurrence of any Qualified IPO (as defined in the Second Lien Credit Agreement); provided, that nothing contained in this Agreement shall be deemed to constitute a consent to any Change of Control.

(h)     Clause (a)(viii) of the definition of “Consolidated EBITDA” contained in Section 1.1 of the Credit Agreement is amended and restated in its entirety as follows:

(viii)     non-cash losses and non-cash charges that are expressly approved by the Administrative Agent in writing in its sole discretion from time to time (including the Second Lien Deferred Exit Fee but excluding, in any event, any non-cash charges that constitute an accrual of or a reserve for future cash charges or are reasonably likely to result in a cash outlay in a future period); and

(i)     The definition of “Consolidated Fixed Charges” contained in Section 1.1 of the Credit Agreement is amended and restated in its entirety as follows:

“Consolidated Fixed Charges” means, for the Company and its Subsidiaries for any period, the sum, without duplication, of each of the following determined on a consolidated basis in accordance with GAAP: (a) Consolidated Interest Expense paid in cash during such period (excluding the “imputed interest” portion of Capitalized Lease Obligations and, solely to the extent permitted to be paid hereunder and solely to the extent included in Consolidated Interest Expense, the Second Lien Deferred Exit Fee), plus (b) the aggregate of all scheduled principal payments during such period in respect of Indebtedness (excluding (i) the repayment of the Existing Credit Agreement made on the Closing Date and (ii) mandatory prepayments of Excess Cash Flow (under and as defined in the Second Lien Credit Agreement as in effect on the Closing Date), but including the principal portion of Capitalized Lease Obligations), plus (c) Restricted Payments (excluding the Second Amendment Repurchase) made by the Company and its Subsidiaries to Persons other than the Company and its direct and indirect Subsidiaries, plus, (d) income or franchise taxes of the Company and its Subsidiaries paid or payable in cash during such period.

(j)     The definition of “Increased Reporting Trigger Event” contained in Section 1.1 of the Credit Agreement is amended and restated in its entirety as follows:

“Increased Reporting Trigger Event” means any of (a) the occurrence of an Event of Default, (b) Liquidity being less than $15,000,000 at any time, or (c) Consolidated EBITDA being less than $15,000,000 as of the end of any fiscal month.

(k)     The definition of “Increased Reporting Trigger Period” contained in Section 1.1 of the Credit Agreement is amended and restated in its entirety as follows:

“Increased Reporting Period” means the period commencing on occurrence of an Increased Reporting Trigger Event and continuing until the date that (a) no Event of Default shall be continuing, (b) Liquidity is greater than or equal to $15,000,000 for a period of at least 30 consecutive calendar days, and (c) Consolidated EBITDA is greater than or equal to $15,000,000 as of the end of the most recently ended fiscal month for which financial statements have been delivered pursuant to Section 6.1.

(l)     The definition of “Measurement Period” contained in Section 1.1 of the Credit Agreement is amended and restated in its entirety as follows:

“Measurement Period” means, at any date of determination, the most recently completed 12 consecutive fiscal months of the Company ending on or prior to such date for which financial statements have been or are required to be delivered pursuant to Sections 6.1(a), 6.1(b), or 6.1(c).

(m)     The definition of “Second Lien Satisfaction Date” contained in Section 1.1 of the Credit Agreement is amended and restated in its entirety as follows:

“Second Lien Satisfaction Date” means the date on which all obligations under the Second Lien Credit Agreement have been indefeasibly paid in full (other than the payment of the Second Lien Deferred Exit Fee), the Second Lien Credit Documents have been terminated and are of no further force and effect, and all Liens held by the Second Lien Agent have been released.

(n)     Clause (xi) of Section 7.1 of the Credit Agreement is amended and restated in its entirety as follows:

(xi)     (A) until the occurrence of the Second Lien Satisfaction Date, Indebtedness owing to the Second Lien Lenders pursuant to the Second Lien Credit Agreement, so long as such Indebtedness is subject to the terms of the Intercreditor Agreement and (B) after the occurrence of the Second Lien Satisfaction Date, unsecured Indebtedness which constitutes the Second Lien Deferred Exit Fee;

(o)     Section 7.8 of the Credit Agreement is amended to (i) delete the “and” at the end of clause (c), (ii) delete the “.” at the end of clause (d) and insert “; and” in lieu thereof, and (iii) insert new clause (e) as follows:

(e) the Second Amendment Repurchase.

(p)     Section 7.13 of the Credit Agreement is amended and restated in its entirety as follows:

Section 7.13 Payments on Indebtedness. The Loan Parties will not, and will not permit any of their Subsidiaries to, declare or make, or agree to pay for or make, directly or indirectly, any payment of principal or interest or any purchase, redemption, retirement, acquisition or defeasance with respect to any Indebtedness of such Person under the Second Lien Credit Documents or any other Indebtedness which is subordinated to the payment of the Obligations except that the Company, or any Subsidiary may make payments with respect to the Second Lien Credit Documents to the extent permitted by Section 4.3 of the Intercreditor Agreement; provided, notwithstanding the foregoing, (x) the Loan Parties may make a voluntary prepayment with respect to the Second Lien Credit Documents on the Second Amendment Effective Date in connection with the occurrence of the Second Lien Satisfaction Date and (y) the Loan Parties may pay the Second Lien Deferred Exit Fee, in each case, so long as both before and after giving effect to such payment (calculated on a pro forma basis as if such payment had been made on the first day of the most recently ended Measurement Period for which financial statements are required to have been delivered pursuant to Section 6.1): (a) no Default or Event of Default shall exist, (b) Liquidity on the date of such payment and for each of the 30 days immediately preceding such payment shall be greater than or equal to $45,000,000, and (c) such payment is made only with cash on hand and not with the proceeds of Revolving Loans. Nothing contained in this Agreement (including, without limitation, this Section 7.13) shall be deemed to constitute a consent to any Change of Control.

3.     Conditions Precedent to Effectiveness. This Amendment shall be effective as of the Second Amendment Effective Date upon the satisfaction (or waiver in writing) of each of the following conditions precedent:

(a)     The Administrative Agent shall have received fully executed counterparts of this Amendment and such other documents, certificates, instruments and information executed and/or delivered by the Loan Parties as the Administrative Agent may reasonably request.

(b)     The Administrative Agent shall have received (i) a fee in the amount of $300,000, for the account of each Lender on a pro rata basis in accordance with their respective Revolving Commitments, which fee shall be due and payable in full in cash on the Second Amendment Effective Date and (ii) all costs and expenses (including the reasonable fees and expenses of legal counsel) to the extent the Loan Parties are obligated to reimburse the Administrative Agent for such expenses in accordance with the Credit Agreement and the other Loan Documents. The Administrative Agent is hereby authorized to charge all such fees and expenses to the Borrowers and Borrowers shall be deemed to have made a request for a Revolving Loan in the amount of such fees and expenses on the Second Amendment Effective Date.

(c)     The Administrative Agent shall have received a Borrowing Base Certificate, dated as of the Second Amendment Effective Date and signed by a Financial Officer of the Borrower Agent, prepared as of such date as the Administrative Agent may elect.

(d)     The Administrative Agent shall have received evidence satisfactory to it that (i) the Second Lien Satisfaction Date shall occur substantially contemporaneously with the effectiveness of this Amendment including, without limitation, a letter, in form and substance satisfactory to Administrative Agent, from the Second Lien Agent which shall include, among other things, the amount necessary to repay in full all of the obligations of the Company and its Subsidiaries owing with respect to the Second Lien Credit Documents and a release of all of the Liens existing in favor of any such lender in the assets of the Company and its Subsidiaries, together with termination statements and other documentation evidencing the termination by such lenders of such Liens and (ii) the Intercreditor Agreement shall be terminated substantially contemporaneously with the effectiveness of this Amendment.

(e)     All corporate and organizational proceedings taken in connection with the transactions contemplated by this Amendment and all documents, instruments and other legal matters incident thereto shall be reasonably satisfactory to Lender and its legal counsel.

(f)     Each of the representations and warranties set forth in Section 6 of this Amendment shall be true and correct in all material respects.

4.     No Amendment or Waiver. Except as expressly set forth herein, the execution, delivery, and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of the Administrative Agent or the Lenders under the Credit Agreement or any of the other Loan Documents, nor constitute a waiver of any provision of the Credit Agreement or any of the other Loan Documents. Except as expressly set for in this Amendment, the text of the Credit Agreement and the other Loan Documents shall remain unchanged and in full force and effect, and each Loan Party hereby ratifies and confirms its obligations and covenants thereunder and acknowledges that such obligations and covenants shall not be reduced or limited by the execution and delivery of this Amendment. This Amendment shall not constitute a modification of the Credit Agreement or the other Loan Documents or a course of dealing with the Administrative Agent or the Lenders of variance with the Credit Agreement or the other Loan Documents such as to require notice by the Administrative Agent or any Lender to require strict compliance with the terms of the Credit Agreement and other Loan Documents in the future. Each Loan Party acknowledges and agrees that the Administrative Agent and the Lenders reserve the right to, and do in fact, require strict compliance with all terms and provisions of the Credit Agreement and the other Loan Documents, as modified by this Amendment.

5.     Representations, Warranties, and Covenants of the Loan Parties. Each Loan Party hereto hereby represents and warrants in favor of the Administrative Agent and the Lenders as follows:

(a)     Such Loan Party has all requisite power and authority to execute this Amendment and to perform all of its obligations hereunder, and this Amendment has been duly executed and delivered by such Loan Party and constitutes the legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(b)     The execution, delivery and performance by such Loan Party of this Amendment (i) have been duly authorized by all necessary action on the party of such Loan Party; (ii) do not require any consent or approval of, registration or filing with, notice to or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, (iii) will not violate any law applicable to any Loan Party, (iv) will not violate or result in a default under any contractual obligation to which such Loan Party is a party or affecting such Loan Party or the properties of such Loan Party or any of its Subsidiaries, or give rise to a right thereunder to require any payment to be made by any Loan Party or any Subsidiary, except where such violation or default, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, and (v) will not result in the creation or imposition of any Lien on any asset of any Loan Party or any Subsidiary, except Liens created pursuant to the Loan Documents.

(c)     Each of the representations and warranties of the Loan Parties set forth in the Loan Documents are true and correct in all material respects, in each case on and as of such date as if made on and as of such date, provided that to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date; provided further that any representation and warranty that is qualified as to “materiality”, “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such respective dates.

(d)     Prior to and immediately after giving effect hereto, no Default or Event of Default has occurred and is continuing.

6.     Acknowledgments Regarding Obligations. Each Loan Party hereby acknowledges, stipulates and agrees that all of the Obligations are due and owing by the Borrower to the Lenders without any defense, deduction, offset, claim or counterclaim. No Loan Party is aware of any events or facts, any actions taken by any Person, or any other circumstances that have occurred prior to the effectiveness of this Amendment that constitute the basis for or may give rise to any defense, deduction, offset, claim or counterclaim of such Loan Party or any other Loan Party with respect to the Obligations.

7.     Waiver of Claims. To induce the Administrative Agent and the Lenders to enter into this Amendment, each Loan Party hereby releases, remises, acquits and forever discharges the Administrative Agent and each Lender and each of its respective employees, agents, representatives, consultants, attorneys, officers, directors, partners, fiduciaries, predecessors, successors and assigns, subsidiary corporations, parent corporations and related corporate divisions (each, a “Released Party” and collectively, the “Released Parties”), from any and all actions, causes of action, judgments, executions, suits, debts, claims, demands, liabilities, damages and expenses of any and every character, known or unknown, direct or indirect, at law or in equity, of whatever nature or kind, whether heretofore or hereafter arising, for or because of any manner of things done, omitted or suffered to be done by any of the Released Parties prior to and including the date of execution hereof, and in any way directly or indirectly arising out of any or in any way connected to this Amendment, the Credit Agreement or the other Loan Documents, except to the extent attributable to the gross negligence or willful misconduct of such Released Party (as finally determined by a court of competent jurisdiction) (collectively, the “Released Matters”). Each Loan Party hereby acknowledges that the agreements in this Section are intended to be in full satisfaction of all or any alleged injuries or damages arising in connection with the Released Matters.

8.     Costs and Expenses. Each Loan Party hereby reaffirms its agreement under the Credit Agreement to pay or reimburse the Administrative Agent for all reasonable and documented costs and expenses incurred by the Administrative Agent in connection with the Loan Documents, including without limitation all reasonable or documented fees and disbursements of legal counsel, to the extent required by Section 10.3 of the Credit Agreement.

9.     Counterparts. This Amendment may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same agreement. Delivery of an executed counterpart of this Amendment by telefacsimile or other electronic method of transmission shall be equally as effective as delivery of an original executed counterpart of this Amendment. Any party delivering an executed counterpart of this Amendment by telefacsimile or other electronic method of transmission also shall deliver an original executed counterpart of this Amendment but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Amendment.

10.     CHOICE OF LAW AND VENUE; JURISDICTION; JURY TRIAL WAIVER. EACH OF THE PARTIES HERETO ACKNOWLEDGES AND AGREES THAT ALL OF THE PROVISIONS SET FORTH IN SECTIONS 10.9

(GOVERNING LAW; JURISDICTION; CONSENT TO SERVICE OF PROCESS) AND 10.10 (WAIVER OF JURY TRIAL) OF THE CREDIT AGREEMENT SHALL APPLY TO THIS AMENDMENT AS IF FULLY INCORPORATED HEREIN.

11.     Final Agreement. This Amendment reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof.

12.     Loan Document. This Amendment shall be deemed a Loan Document for all purposes.

13.     Ratification and Reaffirmation of Guarantors. Each Guarantor which is a party hereto hereby consents to the terms of this Amendment and the execution and delivery of this Amendment by the Borrower and each other Loan Party. Each Guarantor which is a party hereto hereby reaffirms its obligations as set forth in Article 11 of the Credit Agreement.

[Continued on following page.]

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized officers or representatives to execute and deliver this Amendment as of the date first written above.

BORROWERS:

ARHAUS, LLC

By:	/s/ Dawn Phillipson
Name: Dawn Phillipson
Title: Chief Financial Officer

GUARANTORS:

ARHAUS GIFT CARDS, LLC

By:	/s/ Dawn Phillipson
Name: Dawn Phillipson
Title: Chief Financial Officer

ARHAUS MANAGEMENT, INC.

By:	/s/ Dawn Phillipson
Name: Dawn Phillipson
Title: Chief Financial Officer

HOMEWORKS LOGISTICS, LLC

By:	/s/ Dawn Phillipson
Name: Dawn Phillipson
Title: Chief Financial Officer

NORTHERN WOODS, LLC

By:	/s/ Dawn Phillipson
Name: Dawn Phillipson
Title: Chief Financial Officer

[ARHAUS—SECOND AMENDMENT TO CREDIT AGREEMENT]

TB ARHAUS, LLC

By:	/s/ Dawn Phillipson
Name: Dawn Phillipson
Title: Chief Financial Officer

[ARHAUS—SECOND AMENDMENT TO CREDIT AGREEMENT]

WINGSPIRE CAPITAL LLC, as the Administrative Agent and a Lender

By:	/s/ Brian Long
Name: Brian Long
Title: Managing Director

[ARHAUS—SECOND AMENDMENT TO CREDIT AGREEMENT]

Exhibit B

Borrowing Base Certificate

[Omitted.]